EXHIBIT 10.10

Section 6.07 of Agreement and Plan of Reorganization and Merger dated July 20, 2001,

between Bank of the Carolinas (formerly, Bank of Davie)

and BOC Financial Corp pertaining to the assumption by

Bank of the Carolinas of outstanding BOC Financial Corp stock options

6.07. Treatment of Stock Options. Davie and BOC agree that, as of the Effective Time, all outstanding options to purchase shares of BOC Stock referenced in Paragraph 2.05 (each a “BOC Option” and collectively the “BOC Options”) shall be assumed by Davie on their then current terms and conditions and be converted into options to purchase shares of Davie Stock, such conversion to be made such that following the Effective Time each BOC Option will represent an option to purchase 0.92 shares of Davie Stock for every one (1) share of BOC stock covered by such BOC Option prior to the Effective Time. BOC and Carolinas will obtain from each person who holds a BOC Option, and will deliver to Davie at the Closing, a written agreement in a form specified by Davie confirming and agreeing to the conversion of such person’s BOC Option as described above with an appropriate adjustment of the exercise price of the option.